Calculation of Filing Fee Tables
S-3
Ventas, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Ventas Realty, Limited Partnership 5.000% Senior Notes due 2035	457(r)			$ 548,058,500.00	0.0001476	$ 80,893.43
Fees to be Paid	2	Other	Ventas, Inc. Guarantees of 5.000% Senior Notes due 2035	Other				0.0001476	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 548,058,500.00		$ 80,893.43
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 80,893.43
Offering Note
[1]	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrants initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (File Nos. 333-277185 and 333-277185-01) filed with the Securities and Exchange Commission on February 20, 2024 (the "Registration Statement"). This "Calculation of Filing Fee" table shall be deemed to update the table filed with the Registration Statement as Exhibit 107. The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price is based on an aggregate principal amount of $550,000,000 and a public offering price of 99.647%.

[2]	The notes issued by Ventas Realty, Limited Partnership will be fully and unconditionally guaranteed, on a senior unsecured basis, by Ventas, Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantee.